Exhibit 99.1

Coastal Financial Corporation Announces CFO Transition

Brandon Soto to Assume CEO Position at Another Financial Institution; Longtime Coastal CFO Joel Edwards Appointed Interim CFO

Company to Commence Search for Permanent Chief Financial Officer

EVERETT, Wash., (GLOBE NEWSWIRE) -- Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), and its subsidiary, Coastal Community Bank (the “Bank”), today announced that Brandon Soto has accepted a position to become Chief Executive Officer of a banking subsidiary of a privately held company in the financial technology sector. He will step down from his role as Executive Vice President and Chief Financial Officer of Coastal Financial Corporation, effective August 15, 2026.

In connection with Mr. Soto’s departure, Joel Edwards, who was CFO of Coastal Financial from 2012 until his retirement in 2025 and currently serves as an advisor to the Company, has been appointed Interim Chief Financial Officer, effective August 15, 2026. The Company will commence a search for a permanent Chief Financial Officer, considering both internal and external candidates.

Eric Sprink, CEO of Coastal Financial Corporation, commented, “Brandon has been a great partner since joining us last year, and his leadership has helped us continue to scale the financial operations of our banking as a service business while maintaining the strength of our community banking franchise. He has earned the opportunity to lead a financial institution as CEO, and we are excited for him as he prepares to step into his new role.”

Mr. Sprink added, “While we conduct a search for a permanent Chief Financial Officer, we are fortunate to have Joel step back into the CFO role on an interim basis. Joel’s deep familiarity with our financials and team will help ensure continuity for our shareholders, partners, and customers during the transition period.”

Mr. Soto added, “It has been a privilege to work alongside Eric and the entire Coastal team to advance our hybrid model, expand how we serve businesses and communities across Washington, and further build out a diverse network of fintech partnerships. As I prepare to take on a new challenge, I remain very proud of our achievements here at Coastal and confident in the company’s continued trajectory.”

Mr. Soto will remain with the Company through the filing and certification of its Quarterly Report on Form 10-Q for the second quarter of 2026.

About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $5.66 billion Bank provides service through 14 full-service branches in Snohomish, Island and King Counties, one loan production office in King County, the Internet and its mobile banking application.  The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

Contact
Eric Sprink, Chief Executive Officer, esprink@coastalbank.com
Brandon Soto, Executive Vice President & Chief Financial Officer, bsoto@coastalbank.com
2